Exhibit 10.8

Employment Agreement

This Employment Agreement (the “Agreement”) dated as of June 15, 2007, is made by and between Wesco Aircraft Hardware Corp., a California corporation (together with any successor thereto, the “Company”), and Hal Weinstein (the “Executive”).

RECITALS

A.            Executive currently serves as the Executive Vice President, Sales and Marketing for the Company.

B.            It is the desire of the Company to assure itself of the continued services of the Executive by entering into this Agreement.

C.            The Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.             Employment.

(a)           General.  The Company shall employ the Executive and the Executive accepts and agrees to continued employment by the Company, for the period set forth in Section 1(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.

(b)           Employment Term.  The Executive’s employment with the Company pursuant to the terms of this Agreement shall begin on the Effective Date and shall continue until terminated as provided in Section 3 (the “Term”).

(c)           Position and Duties.  The Executive shall serve as the Executive Vice President, Sales and Marketing of the Company with such responsibilities, duties and authority normally and customarily attendant to such office as from time to time may be assigned to the Executive by the Board of Directors of Holdco (the “Board”), the Chief Executive Officer of the Company or any of their delegates.  The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company (which may include service to an Affiliate).  The Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time.

2.             Compensation and Related Matters.

(a)           Annual Base Salary.  During the Term, the Executive shall receive a base salary at a rate of $300,000 per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, which payroll practices shall be subject to adjustment as determined by the Board.

(b)           Annual Bonus.  During the Term, the Executive will be eligible to receive annual bonuses based upon achieving annual financial plan and organization metrics to be determined by the Board and the Chief Executive Officer, with a target bonus opportunity starting in fiscal year 2007 equal to 60% of Annual Base Salary.

(c)           Options.  The Executive shall receive an option to purchase 109,290 shares of Class B Common Stock of Holdco (the “Option”).  The Option will have a per share exercise price equal to the fair market value of a share of Class B Common Stock of Holdco on the date of grant, as reasonably determined by the Board, and shall be subject to such other terms and conditions as may be determined by the Board.

(d)           Benefits.  During the Term, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are applicable to the senior officers of the Company.  In addition, during the Term the Company shall continue to provide the Executive with the use of a company car on substantially the same terms as provided to the Executive prior to the Effective Date.

(e)           Vacation.  During the Term, the Executive shall be entitled to four weeks of paid vacation per year in accordance with the Company’s vacation policy, as it may be amended from time to time.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(f)            Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.  In addition, during the Term the Company shall continue to provide the Executive with a Company-paid country club membership on substantially the same terms as provided to the Executive prior to the Effective Date, which membership the Company will, if the Executive so requests, assign or transfer to the Executive upon any termination of his employment with the Company.

(g)           Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company’s sole benefit.   The Company shall have the right to determine the amount of insurance and the type of policy.  The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier.  The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.             Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)           Circumstances.

(i)            Death.  The Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.

(iii)          Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

(iv)          Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

(v)           Resignation for Any Reason.  The Executive may resign his employment for any reason.

(b)           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, for a termination under paragraphs (a)(v) shall be at least sixty (60) days following the date of such notice (a “Notice of Termination”); provided, however, that, with respect to a termination under paragraph (a)(v), the Company may, in its sole discretion, advance the Date of Termination to any date following the Company’s receipt of the Notice of Termination.  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)           Company Obligations Upon Termination.  Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any annual bonus earned by the Executive but unpaid for the fiscal year ending prior to the Date of Termination under Section 2(b), any expenses owed to the Executive under Section 2(f), any accrued vacation pay owed to the Executive pursuant to Section 2(e), and any amount accrued and arising from the Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements under Sections 2(c) or (d), which amounts, if any, shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its subsidiaries (collectively, the “Company Arrangements”).  The Executive shall not be entitled to any other payments or benefits, except as specifically provided in Section 4.

4.             Severance Payments.

(a)           Termination for Cause, Resignation for Any Reason, upon Death or upon Disability.  If the Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, Section 3(a)(v) for resignation for any reason, or as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), the Executive shall not be entitled to any severance payment or benefits (except as set forth in Section 3(c)).

(b)           Termination without Cause.  If the Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), the Company shall, in addition to the payments and benefits provided under Section 3(c) and subject to the Executive’s continued compliance with Sections 5, 6 and 7 and the Executive signing and not revoking, within sixty (60) days following the Date of Termination, a release of claims in substantially the form attached hereto as Exhibit A:

(i)            pay to the Executive, in equal monthly installments over the twelve month period following the Date of Termination in accordance with the Company’s regular payroll practice, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of twelve months following the Date of Termination; and

(ii)           cover the premium costs for medical, dental and vision benefit coverage under COBRA for the Executive and, where applicable, Executive’s spouse and dependents, for a period of twelve months following the Date of Termination under the Company’s group health plans in which the Executive and, where applicable, his spouse and dependents participated, as such plans may be amended from time to time.

(c)           Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued on or prior to such expiration or termination.

5.             Competition.

(a)           The Executive recognizes and agrees that in order to assure that the Executive devotes all of the Executive’s professional time and energy to the operations of the Company while employed by the Company, and that during and after such employment in order to adequately protect the Company’s investment in its proprietary information and trade secrets and to protect such information and secrets and all other confidential information from disclosures to competitors and to protect the Company from unfair competition, separate covenants not to compete, not to solicit, and not to recruit the Company’s employees for the duration and scope set forth below, are necessary and desirable.  The Executive understands and agrees that the restrictions imposed in these covenants represent a fair balance of the Company’s rights to protect its business and the Executive’s right to pursue employment.

(b)           The Executive shall not, at any time during the period beginning on the Effective Date and ending on the date twelve (12) months following the Date of Termination (the “Non-Compete Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with the Business (as defined below) conducted by the Company or any Affiliate anywhere in the world where the Company conducts Business during the Non-Compete Period or has plans to conduct the Business within twelve (12) months after the date thereof; provided, however, that the Executive shall be permitted to acquire a passive debt or equity interest in such a business, provided such business has a class of publicly-traded securities and the securities directly or indirectly beneficially owned by the Executive do not represent more than two percent (2%) of the outstanding securities of such business.

(c)           During the Non-Compete Period, the Executive shall not, directly or indirectly, recruit or otherwise solicit or induce any employee, customer or supplier of the Company (i) to terminate its employment or arrangement with the Company, (ii) to otherwise change its relationship with the Company or (iii) to establish any relationship with the Executive or any of his affiliates for any business purpose competitive with the Business conducted by the Company.

(d)           In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to apply only for the maximum period of time for which it may be enforceable, in the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e)           As used in this Section 5, (i) the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries, and (ii) the term “Business” shall mean (A) the business of inventory management services and the purchase and distribution of aerospace parts, machined parts, bearings, and fastener installation tooling, as such Business may be expanded or altered by the Company during the Term, and (B) any other business (or expansion of the Business described in the preceding clause (A)) that the Company may commence during the Term or plans to commence within twelve (12) months after the date thereof as reflected in a capital expenditures budget, business plan, internal memoranda or other tangible evidence that such plans had been made during the Term, with respect to which the Executive has, or would be reasonably expected to have, material responsibilities or management authority. For purposes of this Section 5(e), and to eliminate any uncertainty, the Company and the Executive agree that for purposes of identifying companies or business that are competitive with the Company and/or its Affiliates, this Section 5(e) shall only prevent the Participant from working for (whether as a director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) the competitive divisions of M&M Aerospace Hardware, Inc. (including any of its affiliates and successors) and Honeywell Hardware Product Group (including any of its affiliates and successors).

(f)            During his employment and for the 12-month period following termination of his employment with the Company, the Executive agrees not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or any Affiliate, either orally or in writing, except to the extent required by law or in connection with any dispute between the Executive and any of the foregoing.

6.             Nondisclosure of Proprietary Information.

(a)           Except in connection with the faithful performance of the Executive’s duties hereunder or pursuant to Section 6(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)           Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c)           The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall reasonably assist such counsel at the Company’s expense in resisting or otherwise responding to such process.

(d)           As used in this Section 6 and Section 7, the term “Company” shall include the Company, Holdco and their direct or indirect subsidiaries.

(e)           Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his professional adviser(s), (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, (iv) disclosing information that has been or is hereafter disclosed and made public through no act or omission of the Executive in violation of this Agreement, any other confidentiality obligation or duty owed to the Company or any act or omission of any person which to the knowledge of the Executive has any legally binding confidentiality obligation or duty to the Company, or is otherwise ascertainable from public or trade sources or otherwise generally known in the trade, or (v) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

7.             Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.  Notwithstanding anything herein to the contrary, the provisions of this Section 7 shall not apply to any invention unrelated to the Company’s business or research which meets the requirements of Section 2870 of the California Labor Code, or any successor provision thereto.

8.             Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9.             Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise and including any Affiliate), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and any Affiliate.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

10.          Certain Definitions.

(a)           Affiliate.  An “Affiliate” shall mean Holdco and any of the direct or indirect subsidiaries of the Company and/or Holdco.

(b)           Cause.  The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)            the Board’s determination that the Executive failed to carry out, or comply with, in any material respect any reasonable directive of the Board (unless the Executive reasonably believes such directive represents an illegal, unethical or immoral act);

(ii)           the Executive’s willful misconduct, gross negligence or a breach of fiduciary duty to the Company or any Affiliate that, in each case or in the aggregate, results in material harm to the Company or any Affiliate;

(iii)          willful and material breach of this Agreement;

(iv)          the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(v)           the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any Affiliate’s) premises or while performing the Executive’s duties and responsibilities under this Agreement; or

(vi)          the Executive’s commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Company or any Affiliate.

Notwithstanding the foregoing, the Company may not terminate the Executive’s employment for Cause unless, to the extent the alleged violation is curable, (A) the Company provided the Executive with at least 30 days prior written notice of its intent to terminate his employment for Cause; and (B) the Executive has not remedied the alleged violation(s) within the 30-day period.

(c)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; or (ii) if the Executive’s employment is terminated pursuant to Section 3(a)(ii) through (v) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(d)           Disability.  “Disability” shall mean, at any time the Company or any Affiliate sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers in good faith.  Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.

(e)           “Holdco” means Wesco Holdings, Inc., a Delaware Corporation and its successors.

11.          Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without reference to the principles of its conflicts of law, and where applicable, the laws of the United States.

12.          Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.          Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(a)           If to the Company:

Wesco Aircraft Hardware Corp.
27727 Avenue Scott
Valencia, California 91355

Attn:  General Counsel or Corporate Secretary

Telecopier:  (661) 295-0695

With a copy to:

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Washington, DC 20004-2505

Attn:  Adam J. Palmer

Telecopier:  (202) 347-1818

and a copy (which shall not constitute notice) to:

Latham & Watkins LLP

633 West Fifth Street

Suite 4000

Los Angeles, CA  90071-2007

Attn:  Ted Sonnenschein, Jr.

Telecopier:  (213) 891-8763

(b)           If to the Executive:

Hal Weinstein

2815 Allyson Ct

Westlake Village, CA 91362

or at any other address as any party shall have specified by notice in writing to the other party.

14.          Counterparts.

This Agreement may be executed by facsimile or PDF signature in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or in PDF form shall be deemed effective for all purposes.

15.          Entire Agreement.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede all prior understandings and agreements, whether written or oral, including any prior employment agreement with the Company.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16.          Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment.  In addition, Sections 4 through 22 shall survive beyond the end of the Term in accordance with their terms.

17.          No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.          Construction.

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.          Arbitration.

The Executive and the Company agree that in the event a dispute arises concerning or relating to the Executive’s employment with the Company, or any termination therefrom, such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services (“JAMS”) by a single impartial arbitrator experienced in employment law selected as follows:  if the Company and the Executive are unable to agree upon an impartial arbitrator within ten (10) days of a request for arbitration, the parties shall request a panel of employment arbitrators from JAMS and alternatively strike names until a single arbitrator remains.  The arbitration shall take place in Los Angeles County, California, and both the Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS’ rules and procedures.  Except as set forth in Section 8, the Executive and the Company further agree that arbitration as provided for in this Section will be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, and that the award of the arbitrator shall be final and binding on both parties, and nonappealable.  The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate.  The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ and advisors’ fees and its own evidentiary costs, including without limitation expert witness fees.  THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

20.          Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.          Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.          Section 409A.

To the extent that the Company reasonably determines that any compensation or benefits payable under this Agreement are subject to Section 409A of the Code, this Agreement shall incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations as reasonably determined by the Company and the Executive.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that any such action shall, to the greatest extent possible, preserve the economic terms of this Agreement, as long as such action does not result in additional cost to the Company.

23.          Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

WESCO AIRCRAFT HARDWARE CORP.

By:	/s/ George Hess
Name: George Hess
Title: Corporate Secretary

EXECUTIVE

By:	/s/ Hal Weinstein
Hal Weinstein

EXHIBIT A(1)

For and in consideration of the payments and other benefits due to Hal Weinstein (the “Executive”) pursuant to the Employment Agreement dated as of June 15, 2007 (the “Employment Agreement”), by and between Wesco Aircraft Hardware Corp., (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, The Carlyle Group or any of their respective divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release.  Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.  The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued

(1)  This release may be amended by the Company to reflect new laws and changes in applicable laws.

obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans.  Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; or (ii) rights to indemnification the Executive may have as an insured under any director’s and officer’s liability insurance policy now or previously in force.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

6/17/07	Wesco Aircraft Hardware Corp.

Date	By:	/s/ George Hess

	Name:	George Hess

	Title:	Corporate Secretary

6/15/07	Hal Weinstein

Date	/s/ Hal Weinstein